Exhibit 4.1

Execution Version

WARRANT AGREEMENT

BETWEEN

WILLSCOT CORPORATION

AND

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

AUGUST 15, 2018

TABLE OF CONTENTS

1.	Meaning of Terms Used in Agreement	1

2.	Appointment of Warrant Agent	3

3.	Warrant	3

3.1.	Issuance of Warrants	4

3.2.	Execution of Warrants by the Company	4

3.3.	Warrant Countersignature	4

3.4.	Registration, Transfer, Exchange and Substitution	4

3.4.1.	Warrant Register	4

3.4.2.	Registered Holder	4

3.4.3.	Transfer	5

4.	Restriction on Transfer	5

4.1.	Restrictive Legend	5

4.2.	Permitted Transfers	6

5.	Term and Exercise of Warrants	6

5.1.	Exercise Period	6

5.2.	Procedure for Exercise	6

5.3.	Settlement of Warrants	7

5.4.	No Fractional Shares	7

5.5.	Obligations of the Warrant Agent	8

5.6.	Validity of Exercise	8

5.7.	Direction of Warrant Agent	8

6.	Adjustments to Exercise Price and Number of Shares Issuable	9

6.1.	Share Dividends	9

6.1.1.	Split-Ups	9

6.1.2.	Extraordinary Dividends	9

6.2.	Aggregation of Shares	10

6.3.	Adjustments in Exercise Price	10

6.4.	Replacement of Securities upon Reorganization, etc.	10

6.5.	Notices of Changes in Warrant	11

6.6.	Form of Warrant	12

6.7.	Other Events	12

7.	Other Provisions Relating to Rights of Holders	12

7.1.	Redemption	12

7.2.	No Rights as Stockholders	12

7.3.	Mutilated or Missing Warrant Certificates	12

7.4.	No Impairment	13

7.5.	Modification and Waiver	13

7.6.	Notices of Record Date	14

8.	Concerning the Warrant Agent and Other Matters	14

8.1.	Payment of Certain Taxes	14

8.2.	Certain Tax Filings	15

8.3.	Change of Warrant Agent	15

8.4.	Compensation; Further Assurances	16

8.5.	Reliance on Counsel	17

8.6.	Proof of Actions Taken	17

8.7.	Correctness of Statements	17

8.8.	Validity of Agreement	17

8.9.	Use of Agents	17

8.10.	Liability of Warrant Agent	17

8.11.	Legal Proceedings	18

8.12.	Actions as Agent	18

8.13.	Appointment and Acceptance of Agency	18

8.14.	Successors and Assigns	18

8.15.	Notices	18

8.16.	Governing Law, Venue and Jurisdiction; Trial By Jury	20

8.17.	Benefit of this Agreement	20

8.18.	Headings	20

8.19.	Counterparts	20

8.20.	Entire Agreement	20

8.21.	Severability	20

8.22.	Survival	20

Exhibits

Exhibit A	Form of Warrant

Exhibit B	Form of Notice of Exercise

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”), dated as of August 15, 2018, is by and between WillScot Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company, Mason Merger Sub, Inc., Modular Space Holdings, Inc. (“ModSpace”) and NANOMA LLC, solely in its capacity as the Holder Representative, entered into that certain Agreement and Plan of Merger, dated as of June 21, 2018 (the “Merger Agreement”), providing for, among other things, the acquisition of ModSpace by the Company through the consummation of the Merger (as defined in the Merger Agreement), as a result of which, ModSpace will become an indirect subsidiary of the Company;

WHEREAS, in partial consideration of the Merger and the other transactions contemplated by the Merger Agreement, the Company has agreed to issue warrants substantially in the form of Exhibit A hereto (each a “Warrant” and collectively, the “Warrants”) to purchase an aggregate of ten million (10,000,000) shares of the Company’s Class A common stock, par value $0.0001 per share, to the stockholders of ModSpace listed on Schedule I hereto;

WHEREAS, each Warrant evidences the right of each Holder to purchase one share of Common Stock;

WHEREAS, the Warrants are being issued to accredited investors and certain other investors, in reliance on an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), including Section 4(a)(2) thereof;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent has agreed to act as the agent of the Company, in connection with the issuance, registration, transfer, exchange, and exercise of the Warrants; and

WHEREAS, all capitalized terms used in this Agreement and not defined herein shall have the meanings assigned to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.              Meaning of Terms Used in Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  Unless the context otherwise requires:  (a) a term has the meaning assigned to it by this Agreement; (b) forms of the word “include” mean that the inclusion is not limited to the items listed; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; and (f) “hereof”, “hereunder”, “herein” and “hereto” refer to the entire Agreement and not any section or subsection.

The following terms used in this Agreement shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Authentication Order” means a Company Order for authentication and delivery of Warrants.

“Board” means the board of directors of the Company or any committee of such board duly authorized to exercise the power of such board with respect to the matters provided for in this Agreement as to which the board is authorized or required to act.

“Business Day” means any day other than a Saturday or Sunday or other day on which banks and financial institutions in New York, New York are authorized or required by law or executive order to close.

“Closing Date” means the effective date of the closing of the Merger and related transactions contemplated by the Merger Agreement.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company and any capital stock, other securities or other consideration into which such Common Stock shall have been reclassified, reorganized, converted or exchanged, or which is purchasable upon exercise of the Warrants, in each case including pursuant to Section 6.  References to shares of Common Stock shall be deemed to include any such other capital stock, other securities or other consideration, whether or not in the form of shares.

“Company” has the meaning set forth in the preamble.

“Company Order” means a written order signed in the name of the Company by any two officers, at least one of whom must be Chief Executive Officer, Chief Financial Officer, Treasurer, Assistant Treasurer, or Controller, and delivered to the Warrant Agent.

“Exercise Price” means $15.50 per share of Common Stock, subject to adjustment as provided in Section 6.

“Expiration Date” means November 29, 2022 or, if such day is not a Business Day, on the next succeeding Business Day.

“Fair Market Value” means, for shares of Common Stock or other securities, as of any particular determination date: (a) the volume weighted average of the closing sales prices of the Common Stock or such other securities, as applicable, for such day on all domestic securities exchanges on which the Common Stock or such other securities, as applicable, may at the time be listed; (b) if there have been no sales of the Common Stock or other securities, as applicable, on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock or such other securities, as applicable, on all such exchanges at the end of such day; (c) if on any such day the Common Stock or such other securities, as applicable, is or are not listed on a domestic securities exchange, the closing sales price of the Common Stock or such other securities, as applicable, as quoted on the OTC Bulletin Board, the OTC Marketplace or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock or such other securities, as applicable, on the OTC Bulletin Board, the OTC Marketplace or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock or such other securities, as applicable, quoted on the OTC Bulletin Board, the OTC Marketplace or similar quotation system or association at the end of such day; in each case of clauses (a)-(d), averaged over ten (10) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock or such other securities, as applicable, is or are listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the OTC Marketplace or similar quotation system or association, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock or such other securities, as applicable, is or are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the OTC Marketplace or similar quotation system or association, the “Fair Market Value” of the Common Stock or such other securities, as applicable, shall be the fair market value per share as determined jointly by the Board and the Holder; provided, that if the Board and the Holder are unable to agree on the fair market value per share of the Common Stock within a reasonable period of time (not to exceed ten (10) Business Days after the applicable Exercise Date or the occurrence of such other event requiring the determination of such fair market value), such fair market value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Company.

In determining the Fair Market Value of the Common Stock, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding Common Stock (including fractional interests) calculated on a fully diluted basis to include the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for Common Stock and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock; provided, that such assumption shall not include those securities, rights and warrants (a) owned or held by or for the account of the Company or any of its subsidiaries, or (b) convertible or exchangeable into Common Stock where the conversion, exchange or exercise price per share is greater than the Fair Market Value.

“Holder” means the person in whose name a Warrant is registered upon the Warrant Register.

“Permitted Transferee” of a person means (i) any Affiliate of such person provided that such transferee enters into a written agreement to be bound by the applicable transfer restrictions and (ii) any other person that was a stockholder of ModSpace immediately prior to the consummation of the Merger.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

2.              Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

3.              Warrants

3.1.         Issuance of Warrants. On the terms and subject to the conditions of this Agreement, the Company will issue Warrants to purchase 10,000,000 shares of Common Stock (subject to adjustment as provided in Section 6) on the date of this Agreement. Each Warrant shall be issued in book-entry form only. The Warrant Agent shall maintain the Warrants in book-entry form in the name of each Holder (unless such Holder requests, by written notice to the Company and the Warrant Agent to receive a Warrant certificate).  The Warrants issued to the Holders on the date hereof shall be the only Warrants issued or outstanding under this Warrant Agreement.

3.2.         Execution of Warrants by the Company. Each Warrant Certificate, to the extent issued, shall be signed on behalf of the Company by its Chief Executive Officer, its President, a Vice President, its Treasurer or an Assistant Treasurer (each, an “Appropriate Officer”).  Each such signature upon a Warrant may be in the form of a facsimile or electronic signature and may be imprinted or otherwise reproduced on the Warrants and for that purpose the Company may adopt and use the facsimile or electronic signature of any Appropriate Officer.  Warrants shall be dated the date of countersignature by the Warrant Agent. If any Appropriate Officer who shall have signed a Warrant shall cease to be an Appropriate Officer before the Warrant so signed shall have been countersigned by the Warrant Agent, such Warrant nevertheless may be countersigned and delivered as though such Appropriate Officer had not ceased to be an Appropriate Officer of the Company, and any Warrant may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Warrant, shall be an Appropriate Officer, although at the date of the execution of this Agreement such Person was not an Appropriate Officer.

3.3.         Warrant Countersignature. Upon written order of the Company, the Warrant Agent shall upon receipt of a Warrant duly executed on behalf of the Company, countersign such Warrant and shall deliver such Warrant to or upon the written order of the Company.  Such written order of the Company shall specifically state the number of Warrants that are to be in the form of a Definitive Warrant.  Warrants shall be, and shall remain, subject to the provisions of this Agreement until such time they shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof.  Each Holder shall be bound by all of the terms and provisions of this Agreement (a copy of which is available on request to the Secretary of the Company) as fully and effectively as if such Holder had signed the same. No Warrant shall be valid for any purpose, including the exercise thereof, until such Warrant has been countersigned by the manual or facsimile signature of the Warrant Agent.  Such signature by the Warrant Agent upon any Warrant executed by the Company shall be conclusive evidence that such Warrant so countersigned has been duly issued hereunder.

3.4.         Registration, Transfer, Exchange and Substitution.

3.4.1.    Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form on the date hereof, the Warrant Agent shall issue and register the Warrants in the names of the Holders set forth in Schedule I hereto in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

3.4.2.    Registered Holder. Prior to due presentment for registration of Transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such

Warrant shall be registered upon the Warrant Register as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.4.3.    Transfer. A Holder may Transfer a Warrant only in accordance with and subject to the terms of this Agreement, including Section 4.2, prior to the Lock-Up Expiration Date (as defined below), and upon (i) written notice of such Transfer to the Warrant Agent in a form reasonably satisfactory to the Company and the Warrant Agent and (ii) if held in certificated form, surrender of the Warrant Certificate for registration of Transfer.  Notwithstanding anything to the contrary herein, when a request is made to Transfer Warrants pursuant to Section 4.2 held in book-entry form (or Warrants are presented, if in certificated form) to the Warrant Agent with a request to register the Transfer of, or to exchange or substitute, such Warrants prior to February 10, 2019 (the “Lock-Up Expiration Date”), the Warrant Agent shall register the Transfer or make the exchange or substitution as requested only if the Company confirms in writing that the requirements hereunder are satisfied.  To permit registrations of Transfers, exchanges and substitutions, the Company shall instruct the Warrant Agent to update the Warrant Register accordingly.  No service charge shall be made for any registration of Transfer or exchange of or substitution for Warrants.

4.              Restriction on Transfer.

4.1.         Restrictive Legend. Notwithstanding any other provision of this Agreement, but subject to the immediately following paragraph, each Warrant held in book-entry form shall contain a notation on the Warrant Register and any certificate representing a Warrant shall be stamped or otherwise imprinted with the following legend (the “Restricted Warrant Legend”):

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED OTHER THAN: (A) TO THE ISSUER OR A SUBSIDIARY THEREOF, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (E) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION.

The Company, upon the request of any Holder, shall use its commercially reasonable efforts to remove the Restricted Warrant Legend from the Warrant Register with respect to a Warrant and any certificate representing a Warrant if such legend is no longer required with respect to such Warrant by the Securities Act or any applicable state securities laws, and the Holder of such Warrant provides the Company with a representation letter in customary form, including a representation by such Holder that he/she/it is not and has not been, for a period of three months prior to such request, an “affiliate” of the

Company as defined in Rule 144 under the Securities Act, and reasonably sufficient to establish that such legend is no longer required with respect to such Warrant by the Securities Act or any applicable state securities laws.

4.2.         Permitted Transfers. Prior to the Lock-Up Expiration Date, no Holder shall sell, transfer or otherwise dispose of all or any portion of such Holder’s Warrants (any of the foregoing, a “Transfer”), except to a Permitted Transferee.  Any Transfer of any Warrant in violation of the provisions in this Section 4.2 will be void.

5.              Term and Exercise of Warrants.

5.1.         Exercise Period. At any time during the period commencing on the date immediately following the Lock-Up Expiration Date and ending at 11:59 p.m., Eastern time, on the Expiration Date (such period, the “Exercise Period”), a Holder shall be entitled to exercise, in accordance with this Section 5, at any time, and from time to time, up to the full number of Warrants then registered in such Holder’s name or any portion thereof.  Any Warrants not exercised during the Exercise Period shall expire unexercised and all rights thereunder and all rights in respect thereof under this Agreement shall cease immediately following the end of the Exercise Period.

5.2.         Procedure for Exercise.

5.2.1.    As a condition to the exercise of a Warrant, the Holder must (x) deliver the Exercise Notice duly completed and executed to the principal office of the Warrant Agent (or successor warrant agent), (y) pay to the Warrant Agent (or any successor warrant agent, if applicable) the applicable Exercise Price and any and all applicable taxes due in connection with the exercise of the Warrant (the “Warrant Price”) by one or more of the methods set forth in Section 5.2.2 and (z) if the Warrant is held in certificated form, surrender any Warrant Certificate evidencing such Warrant at the principal office of the Warrant Agent (or successor warrant agent).  If requested by a Holder, the Warrant Agent shall provide such Holder with a copy of the form of Notice of Exercise attached hereto as Exhibit B. The date on which a Holder complies with the immediately preceding clauses (x), (y) and, if applicable, (z) in respect of a Warrant is the “Exercise Date” for such Warrant. Subject to this Section 5.2, any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

5.2.2.    Payment of the Warrant Price shall be made, at the option of the Holder, by the following methods:

(i)                                     by delivery to the Warrant Agent of a certified or official bank check payable to the order of the Warrant Agent or by wire transfer of immediately available funds to an account designated in writing by the Warrant Agent, in the amount of such Warrant Price;

(ii)                                  by instructing the Company to issue shares of Common Stock then issuable upon exercise of all or any part of such Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this Warrant in exchange for the number of shares of Common Stock as is computed using the following formula:

Where:

X = the number of shares of Common Stock to be issued to the Holder.

Y = the total number of shares of Common Stock for which the Holder has elected to exercise such Warrant pursuant to Section 5.2.1.

A = the Fair Market Value of one share of Common Stock as of the applicable Exercise Date.

B = the Warrant Price.

X = [Y(A) – B] ÷ A;

or

(iii)                               any combination of the foregoing.

In the event of any withholding of shares of Common Stock pursuant to clause (ii) or (iii) above where the number of shares whose value is equal to the Warrant Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y), the Fair Market Value per share of Common Stock as of the Exercise Date.

5.3.         Settlement of Warrants. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a book-entry position or certificate, as applicable, for the number of shares of Common Stock to which she/he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, except as provided in Section 5.4 for fractional shares, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon exercise of such Warrant have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

5.4.         No Fractional Shares. No fractional shares of Common Stock shall be issued upon the exercise of the Warrants.  Notwithstanding any other provision of this Agreement, each Holder of Warrants exercised for shares of Common Stock that would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all shares of Common Stock delivered to such Holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to (i) such fractional amount multiplied by (ii) the Fair Market Value of one share of Common Stock as of the Exercise Date. Each Holder, by its acceptance of the Warrants, expressly waives its right to receive any fraction of a share of Common Stock.

5.5.         Obligations of the Warrant Agent.  The Warrant Agent shall (i) examine all Exercise Notices and all other documents delivered to it by or on behalf of Holders to ascertain whether, on their face, such Exercise Notices and any such other documents have been executed and completed in accordance with their terms; (ii) where an Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrant exists, the Warrant Agent shall inform the appropriate parties (including the Person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled; (iii) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Exercise Notices received and Warrants in the exercising Holder’s account; (iv) advise the Company of (x) the instructions with respect to the issuance of the Common Stock issuable upon such exercise and (y) such other information as the Company shall reasonably require; and (vi) provide to the Company, upon the Company’s request, the number of Warrants previously exercised, the number of shares of Common Stock issued in connection with such exercises and the number of remaining Warrants.

5.6.         Validity of Exercise.  All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise shall be determined in good faith by the Company, which determination shall be final and binding with respect to the Warrant Agent.  The Warrant Agent shall incur no liability for or in respect of and, except to the extent such liability arises from the Warrant Agent’s gross negligence, willful misconduct or bad faith, shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of such determination by the Company.  The Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Notices with regard to any particular exercise of Warrants.

5.7.          Direction of Warrant Agent.

5.7.1.      The Company shall be responsible for performing all calculations required in connection with the exercise and settlement of the Warrants and the payment or delivery, as the case may be, of cash and/or Common Stock as described in this Section 5.  In connection therewith, the Company shall provide prompt written notice to the Warrant Agent of the amount of cash and the number of shares of Common Stock payable or deliverable, as the case may be, upon exercise and settlement of the Warrants.

5.7.2.      Any cash to be paid, or shares of Common Stock to be delivered, to the Holders hereunder shall be delivered to the Warrant Agent by the Company (or, in the case of shares of Common Stock, by the Company’s transfer agent) no later than the Business Day immediately preceding the date such consideration is required to be delivered to the Holders.

5.7.3.      The Warrant Agent shall have no liability for any failure or delay in performing its duties hereunder caused by any failure or delay of the Company in providing such calculations or items to the Warrant Agent.  The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock that may at any time be issued or delivered upon the exercise of any Warrant, and it makes no representation with respect thereto.  The Warrant Agent shall not be responsible, to the extent not arising from the Warrant Agent’s gross negligence, willful misconduct or bad faith, for any failure of the Company to make any cash payment or to issue, transfer or deliver any Common Stock or stock certificates or to comply with any of the covenants of the Company contained in this Section 5.

6.              Adjustments to Exercise Price and Number of Shares Issuable. The applicable Exercise Price for the Warrants shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

6.1.         Share Dividends.

6.1.1.    Split-Ups. If after the date hereof, and subject to the provisions of Section 5.4, the number of outstanding shares of Common Stock is increased by a dividend or recapitalization payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding number of shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the Fair Market Value shall be deemed a dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 6.1.1, if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.

6.1.2.    Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares of Common Stock (or other shares of the Company’s share capital into which the Warrants are convertible), other than (i) as described in Section 6.1.1 above, or (ii) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this Section 6.1.2 “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 6 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.67.

6.2.         Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 5.4 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

6.3.         Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 6.1.1 or Section 6.2, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

6.4.         Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 6.1 or Section 6.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such Holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share of Common Stock by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 6; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”), the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each share of Common Stock shall be the volume weighted average closing price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (2) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Section 6.1.1, then such adjustment shall be made pursuant to Section 6.1.1 or Sections 6.2, 6.3 and this Section 6.4. The provisions of this Section 6.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share of Common Stock issuable upon exercise of such Warrant.

6.5.         Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 6.1, 6.2, 6.3, 6.4 or 6.7 the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

6.6.         Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 6, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided however that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

6.7.         Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 6 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 6, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 6 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

7.              Other Provisions Relating to Rights of Holders.

7.1.         Redemption. The Warrants shall not be redeemable by the Company or any other person.

7.2.         No Rights as Stockholders. Nothing contained in this Agreement or in any Warrant (in each case, subject to the adjustments in Section 6 shall be construed as conferring upon the Holders, by virtue of holding Warrants, the right to vote, to consent, to receive notice, to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of shares of Common Stock, or to exercise any rights whatsoever as the Company’s stockholders unless, until and only to the extent such Holders become holders of record of shares of Common Stock issued upon exercise of the Warrants.  Notwithstanding the foregoing, in the event (a) the Company effects a split of the shares of Common Stock by means of a stock dividend and the applicable Exercise Price of and the number of shares of Common Stock issuable upon exercise of Warrants are adjusted as of the date of the distribution of the dividend, and (b) a Holder exercises a Warrant between the record date and the distribution date for such stock dividend, the Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

7.3.         Mutilated or Missing Warrant Certificates.  If any Warrant Certificates are issued and any such Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Warrant Agent shall countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, at the expense of the Company, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Warrant Agent of the loss, theft or destruction of such Warrant Certificate and an affidavit or the posting of an indemnity or bond, if requested by either the Company or the Warrant Agent, also reasonably satisfactory to them.

7.4.         No Impairment.

7.4.1.    The Company will not, by amendment of its certificate of incorporation or through reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action seek to avoid the observance or performance of any of the terms of the Warrants or this Agreement, but will at all times in good faith assist in the carrying out of all such terms and use commercially reasonable efforts to take all such action as may be necessary or appropriate in order to protect the rights of the Holders against impairment.

7.4.2.    Without limiting the generality of the foregoing, the Company will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock under the law of the State of Delaware, issued without violation of any preemptive or similar rights or any applicable laws or regulations, and free and clear of all taxes, liens and charges, upon the proper exercise of a Warrant, including during the Exercise Period reserving and keeping available at all times out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, the maximum number of shares of Common Stock issuable upon the exercise of the Warrants.

7.4.3.    Before taking any action that would cause an adjustment reducing the applicable Exercise Price below the then par value of the shares of Common Stock, the Company will take any corporate action that may be necessary in order that the Company may validly and legally issue paid and non-assessable shares of Common Stock under the law of the State of Delaware at such adjusted Exercise Price.

7.4.4.    The Company shall use its commercially reasonable efforts to cause the shares of Common Stock, issued upon exercise of a Warrant, to be listed on any domestic securities exchange upon which such shares of Common Stock are listed at the time of such exercise.

7.5.         Modification and Waiver.

7.5.1.    Modifications and amendments to this Agreement or to the terms and conditions of the Warrants may be made by the Company and the Warrant Agent, and noncompliance with any provision of this Agreement or the Warrants may be waived, with the written consent of the Holders representing a majority of the aggregate number of Warrants at the time outstanding.  Notwithstanding anything to the contrary herein, the Company may amend Schedule I from time to time to accurately reflect the name and address of each of the existing Holders and each of the Persons who become Holders after the Closing Date without any further consent or agreement from any other party.

7.5.2.    However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of: (i) each Holder affected: (a) change the Expiration Date or (b) increase the applicable Exercise Price or decrease the number of Warrants (except as set forth in Section 6); (ii) two-thirds of the Holders affected: (a) impair the right to institute suit for the enforcement of any payment or delivery with respect to the exercise and settlement of any Warrant, (b) except as otherwise expressly permitted by provisions of this Agreement concerning specified reclassifications or corporate reorganizations, impair or adversely affect the exercise rights of Holders, (c) reduce the percentage of Warrants outstanding necessary to modify or amend this Agreement or to waive any past default, or (d) reduce the percentage in Warrants outstanding required for any other waiver under this Agreement (other than those waivers set forth in clause (i) of this Section 7.5.2).

7.6.         Notices of Record Date.

7.6.1.    Upon any adjustment of (i) the number of shares of Common Stock issuable upon exercise of each Warrant, (ii) the Exercise Price or (iii) the number of Warrants outstanding, including any adjustment pursuant to Section 6, the Company, as promptly as practicable but in any event within ten (10) Business Days thereafter, shall (x) cause to be filed with the Warrant Agent a certificate signed by an appropriate officer of the Company setting forth the event giving rise to such adjustment, such Exercise Price and either the number of shares of Common Stock issuable upon exercise of each Warrant or the additional number of Warrants to be issued for each previously outstanding Warrant, as the case may be, after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such adjustment was made, and (y) direct the Warrant Agent to give written notice to each of the registered Holders at such Holder’s address appearing on the Warrant Register.  Where appropriate, such notice may be given in advance and included as a part of the notice required to be given under the other provisions of this Agreement.  The Warrant Agent shall be fully protected in relying on any such certificate and in making any adjustment described therein and shall have no duty with respect to, and shall not be deemed to have knowledge of, any adjustment unless and until it shall have received such a certificate, in each case, absent fraud, recklessness, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, ruling or decree of a court of competent jurisdiction).

7.6.2.    If: (i) the Company proposes to take any action that would require an adjustment pursuant to Section 6 hereof; or (ii) there shall be a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets and business as an entirety), then the Company shall cause written notice of such event to be filed with the Warrant Agent and shall cause written notice of such event to be given to each of the Holders at such Holder’s address appearing on the Warrant Register, such giving of notice to be completed at least ten (10) Business Days prior to the effective date of such action (or the applicable record date for such action if earlier).  Such notice shall specify the proposed effective date of such action and, if applicable, the record date and the material terms of such action.

7.6.3.    The failure to give any notice required by this Section 7.6 or any defect therein shall not affect the legality or validity of any adjustment, action, distribution, right, warrant, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

8.              Concerning the Warrant Agent and Other Matters.

8.1.         Payment of Certain Taxes.

8.1.1.    The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the initial issuance of the Warrants hereunder.

8.1.2.    The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the issuance of shares of Common Stock upon the exercise of Warrants hereunder and the issuance of stock certificates in respect thereof in the respective names of, or in such names as may be directed by, the exercising Holders.

8.2.         Certain Tax Filings. The Warrant Agent shall prepare and file with the appropriate governmental agency all appropriate tax information forms in respect of any payments made by the Warrant Agent hereunder (including, without limitation, Internal Revenue Service Form 1099-B) during each calendar year, or any portion thereof, during which the Warrant Agent performs services hereunder.  Upon reasonable request by the Warrant Agent, the Company and each Holder shall provide any such identifying corporate and tax information necessary to perform the appropriate tax withholding determination and “know your customer” checks.

8.3.         Change of Warrant Agent.

8.3.1.    The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder (except for liability arising as a result of the Warrant Agent’s own gross negligence, willful misconduct or bad faith) after giving sixty (60) days’ notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor warrant agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated warrant agent or by any Holders (who shall, with such notice, submit his, her or its Warrant Certificate for inspection by the Company), then the Holders may apply to any court of competent jurisdiction for the appointment of a successor warrant agent.

8.3.2.    The Warrant Agent may be removed by the Company at any time upon thirty (30) days’ written notice to the Warrant Agent; provided, however, that the Company shall not remove the Warrant Agent until a successor warrant agent meeting the qualifications hereof shall have been appointed.

8.3.3.    Any successor warrant agent, whether appointed by the Company or by such a court, shall be a corporation or banking association organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority and having a combined capital and surplus of not less than $25,000,000.  The combined capital and surplus of any such successor warrant agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment; provided, that such reports are published at least annually pursuant to law or to the requirements of a federal or state supervising or examining authority.  After acceptance in writing of such appointment by the successor warrant agent, such successor warrant agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor warrant agent with like effect as if originally named as warrant agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor warrant agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor warrant agent all the authority, powers and rights of such predecessor warrant agent hereunder; and upon request of any successor warrant agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and conform to such successor warrant agent all such authority, powers, rights, immunities, duties and obligations.  Upon assumption by a successor warrant agent of the duties and responsibilities hereunder, the predecessor warrant agent shall deliver and transfer, at the expense of the Company, to the successor warrant agent any property at the time held by it hereunder.  As soon as practicable after such appointment, the Company shall give notice thereof to the predecessor warrant agent, the Holders and each transfer agent for its Common Stock.  Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor warrant agent.

8.3.4.    Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust or agency business of the Warrant Agent, shall be the successor warrant agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such entity would be eligible for appointment as a successor warrant agent under Section 8.3.3.  In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned, and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

8.3.5.    In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

8.4.         Compensation; Further Assurances.  The Company agrees that it will (a) pay the Warrant Agent reasonable compensation for its services as Warrant Agent in accordance with the fee schedule provided by the Warrant Agent and agreed by the Company and, except as otherwise expressly provided, will pay or reimburse the Warrant Agent upon written demand for all reasonable and documented expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel incurred in connection with the execution and administration of this Agreement), except any such expense, disbursement or advance as may arise from its or any of their gross negligence, willful misconduct or bad faith, and (b) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.5.         Reliance on Counsel.  The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the written opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice.

8.6.         Proof of Actions Taken.  Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Warrant Agent; and such Officer’s Certificate shall, in the absence of bad faith on the part of the Warrant Agent, be full warrant to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such Officer’s Certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

8.7.         Correctness of Statements.  The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

8.8.         Validity of Agreement.  From time to time, the Warrant Agent may apply to any officer of the Company for instruction and the Company shall provide the Warrant Agent with such instructions concerning the services to be provided hereunder.  The Warrant Agent shall not be held to have notice of any change of authority of any Person, until receipt of notice thereof from the Company.  The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof or in respect of the validity or execution of any Warrant Certificates (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Stock to be issued pursuant to this Agreement or any Warrants or as to whether any Common Stock will, when issued, be validly issued and fully paid and nonassessable.

8.9.                Use of Agents.  The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents provided that reasonable care has been exercised in the selection and in the continued employment of such attorney or agent.

8.10.         Liability of Warrant Agent.  The Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken or not taken (i) in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties or

(ii) in relation to its services under this Agreement, unless such liability arises out of or is attributable to the Warrant Agent’s gross negligence, or willful misconduct or bad faith or material breach of any representation or warranty of the Warrant Agent hereunder.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted in good faith by the Warrant Agent in the execution of this Agreement or otherwise arising in connection with this Agreement, except as a result of the Warrant Agent’s gross negligence or willful misconduct or bad faith.

8.11.         Legal Proceedings.  The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Holders shall furnish the Warrant Agent with reasonable indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.  The Warrant Agent shall promptly notify the Company and the Holders in writing of any claim made or action, suit or proceeding instituted against it arising out of or in connection with this Agreement.

8.12.         Actions as Agent.  The Warrant Agent shall act hereunder solely as agent and not in a ministerial or fiduciary capacity, and its duties shall be determined solely by the provisions hereof.  The duties and obligations of the Warrant Agent shall be determined solely by the express provisions of the Agreement, and the Warrant Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.  No implied covenants or obligations shall be read into this Agreement against the Warrant Agent.  The Warrant Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith.

8.13.         Appointment and Acceptance of Agency.  The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth or as the Company and the Warrant Agent may hereafter agree.

8.14.         Successors and Assigns.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

8.15.         Notices.  Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Holder to or on the Company shall be deemed to have been duly given or made when delivered by hand, or two (2) Business Days after being delivered to a recognized courier (whose stated terms of delivery are two (2) Business Days or less to the destination of such notice), or five (5) days after being deposited in the mail, first class and postage prepaid or, in the case of facsimile or email notice, when received (until another address is filed in writing by the Company with the Warrant Agent), addressed as follows:

WillScot Corporation
901 S. Bond Street, #600

Baltimore, MD 21231
Attention: General Counsel

With a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

Email: william.schwitter@allenovery.com

Any notice or demand authorized by this Agreement to be given or made by any Holder or by the Company to or on the Warrant Agent shall be deemed to have been duly given or made when delivered by hand, or two (2) Business Days after being delivered to a recognized courier (whose stated terms of delivery are two (2) Business Days or less to the destination of such notice), or five (5) days after being deposited in the mail, first class and postage prepaid or, in the case of facsimile or email notice, when received (until another address is filed in writing by the Warrant Agent with the Company), addressed as follows:

Continental Stock Transfer & Trust Company
1 State Street
30th Floor
New York, NY 10004
Attention: Compliance Department

Any notice or demand authorized by this Agreement to be given or made to any Holder shall be deemed to have been duly given or made when delivered by hand, or two (2) Business Days after being delivered to a recognized courier (whose stated terms of delivery are two (2) Business Days or less to the destination of such notice), or five (5) days after being deposited in the mail, first class and postage prepaid or, in the case of facsimile or email notice, when received, to the last address of such Holder as it shall appear on the Warrant Register.

8.16.         Governing Law, Venue and Jurisdiction; Trial By Jury.  This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state.  Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby.  In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 8.15 hereof.  Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on lack of jurisdiction or venue in any such court in any such action or proceeding.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, proceeding or counterclaim as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.16.

8.17.         Benefit of this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person or corporation other than the parties hereto and the Holders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders.

8.18.         Headings. The Section headings herein are for convenience only and are not a part of this Agreement and shall not affect the interpretation thereof.

8.19.         Counterparts.  This Agreement may be executed in any number of counterparts on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

8.20.         Entire Agreement.  This Agreement and the Warrants (and the Certificate of Incorporation and bylaws of the Company) constitute the entire agreement of the Company, the Warrant Agent and the Holders with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Warrant Agent and the Holders with respect to the subject matter hereof.

8.21.         Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of Agreement.

8.22.         Survival.  All provisions regarding indemnification, warranty, liability and limits thereon shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WILLSCOT CORPORATION

By:	/s/ Bradley Soultz
Name: Bradley Soultz
Title: President & Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

EXHIBIT A

FORM OF WARRANT

[FACE]

Number	Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE
WARRANT AGREEMENT DESCRIBED BELOW

WILLSCOT CORPORATION
Incorporated Under the Laws of the State of Delaware

CUSIP [•]

Warrant Certificate

This Warrant Certificate certifies that                    , or registered assigns, is the Holder of               warrants (the “Warrants”) to purchase Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of WillScot Corporation, a Delaware corporation (the “Company”). Each Warrant entitles the Holder, upon exercise, at any time, and from time to time, during the Exercise Period set forth in the Warrant Agreement referred to below, to receive from the Company up to that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant”) as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon exercise of Warrants, a Holder would be entitled to receive a fraction of a share of Common Stock (after taking into account all shares of Common Stock delivered to such Holder), such Holder shall receive, in lieu of such fraction of a share, cash (without interest) in an amount equal to (i) such fractional amount multiplied by (ii) the Fair Market Value of one share of Common Stock as of the Exercise Date. The number of the shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $15.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period,

such Warrants shall expire unexercised and all rights thereunder and all rights in respect thereof under the Warrant Agreement shall cease immediately following the end of the Exercise Period.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state.

WILLSCOT CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the Holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of August 15, 2018 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders of the Warrants. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The Holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Exercise Notice set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the Holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised. Except as set forth in Section 6 of the Warrant Agreement, no adjustment shall be made for any dividends on any of the shares of Common Stock issuable upon exercise of this Warrant.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, in each case, except through “cashless exercise” as provided for in the Warrant Agreement or unless there is an available exemption under the Securities Act.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s)

hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any Holder hereof to any rights of a stockholder of the Company.

EXHIBIT B

FORM OF NOTICE OF EXERCISE

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                shares of Common Stock and herewith tenders payment for such shares to the order of WillScot Corporation (the “Company”) in the amount of $             in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of            , whose address is                             and that such shares be delivered to                         whose address is                                  . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant representing the remaining balance of such shares be registered in the name of                              , whose address is                    and that such Warrant be delivered to                              , whose address is                            .

In the event that the Warrant is exercised through cashless exercise (i) the number of shares that this Warrant is exercisable for would be determined in accordance with Section 5.2.2 of the Warrant Agreement and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of Section of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                              , whose address is                    and that such Warrant be delivered to                              , whose address is                            .

[Signature Page follows]

Date:	, 20
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).